Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3, of SMX (Security Matters) Public Limited Company (the “Company”) of our report dated March 19, 2026, except for Note 26.5 and 26.6, as to which date is July 1, 2026, relating to the consolidated financial statements of the Company for the year ended December 31, 2025, appearing in the Company’s Form 6-K dated July 1, 2026.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft

Certified Public Accountants (Isr.)

BDO Member Firm

Tel Aviv, Israel

July 1, 2026